Exhibit 1

DIRECTORS AND OFFICERS OF CERTAIN REPORTING PERSONS

The following sets forth the name, citizenship, principal occupation and business address for each director, executive officer, general partner or controlling member of the Reporting Persons.

YARDI SYSTEMS, INC.

Name	Citizenship	Position	Business Address
Anant Yardi	United States of America	Chief Executive Officer; Director	430 South Fairview Avenue Santa Barbara, CA 93117
Gordon Morrell	United States of America	Executive Vice President; Director	430 South Fairview Avenue Santa Barbara, CA 93117
Jason Yardi	United States of America	Director of Technology and Cloud Services; Director	430 South Fairview Avenue Santa Barbara, CA 93117
Robert C. Teel	United States of America	Senior Vice President, Global Solutions	430 South Fairview Avenue Santa Barbara, CA 93117
Terri J. Dowen	United States of America	Senior Vice President, Sales	430 South Fairview Avenue Santa Barbara, CA 93117
Fritz A. Schindelbeck	United States of America	Senior Vice President, Ancillary Services	430 South Fairview Avenue Santa Barbara, CA 93117
John B. Pendergast	United States of America	Senior Vice President, Client Services	430 South Fairview Avenue Santa Barbara, CA 93117
Laurie D. Diaz	United States of America	Vice President, Finance	430 South Fairview Avenue Santa Barbara, CA 93117
Arnold E. Brier	United States of America	Vice President; General Counsel	430 South Fairview Avenue Santa Barbara, CA 93117